EXECUTION VERSION

SIXTH AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

THIS SIXTH AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”) made this 14th day of December, 2012 by and between ACURA PHARMACEUTICALS, INC., a New York corporation (the “Corporation”), with offices at 616 N. North Court, Suite 120, Palatine, Illinois 60067 and PETER A. CLEMENS (the “Employee”).

RECITALS

A.	The Corporation and the Employee executed an Executive Employment Agreement dated as of March 10, 1998, as amended (as amended, the “Employment Agreement”).

B.	The Corporation and the Employee now desire to further amend the Employment Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, the parties agree as follows:

1. Section 8.2 of the Employment Agreement is hereby amended by appending the following sentence to the end thereof.

“The annual bonus for the period ending on the Disability Termination Date shall be paid within thirty days after termination if the disability qualifies as a disability under 26 USC § 409A, and the regulations promulgated thereunder) (the “Code Section 409A”) and otherwise shall be paid on the same schedule as payments made under Section 8.6(A).”

2. Section 8.6(A) of the Employment Agreement is hereby amended by deleting such Section and replacing it with the following:

(A) In the event of a termination of Employee's employment with the Corporation without Cause or a termination by Employee of his employment with the Corporation for Good Reason (including termination following a Change of Control as provided in Section 8.7), prior to the last day of the Initial Term or any Renewal Term, the Corporation shall pay to Employee, in a single lump sum in cash (i) within thirty (30) days after the date of termination, if Employee is not a “specified employee” (as defined in Code Section 409A) at termination, and (ii) six months and one day after termination, if Employee is a “specified employee” at termination, an amount equal to (a) his bonuses through and including the date of termination, plus (b) the greater of (i) $280,000, or (ii) twice the Employee's Annual Base Salary in effect immediately prior to the date of termination. If clause (ii) is applicable and Employee dies during the six month period following termination then the payment to Employee shall be made on the earlier of (I) thirty days after death and (II) the period provided in clause (ii).

3. Section 8.8 is hereby added to the Employment Agreement as follows:

8.8   Section 409A of the Code. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Employee notifies the Corporation (with specificity as to the reason therefor) that the Employee believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Employee to incur any additional tax or interest under Code Section 409A, the Corporation shall, after consulting with the Employee, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with, or be exempt from, Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Employee and the Corporation of the applicable provision without violating the provisions of Code Section 409A.

3.          Except as expressly amended by this Amendment, the Employment Agreement remains in full force and effect. Capitalized terms used herein shall have the same meaning as in the Employment Agreement unless otherwise defined herein. This Amendment shall be governed and construed and enforced in accordance with the local laws of the State of New York applicable to agreements made and to be performed entirely in New York.

4.          This Amendment may be executed in one or more facsimile or original counterparts, each of which shall be deemed an original, but all of which taken together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

ACURA PHARMACEUTICALS, INC.

By:	/s/ Robert Jones
Name: Robert B. Jones
Title: President and
Chief Executive Officer

EMPLOYEE

By:	/s/ Peter Clemens
Peter A. Clemens

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